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                                                                    Exhibit 10.2


                     [Letterhead of Sunhawk.com Corporation]


February 14, 2000


Scott Svenson
PO Box 164,
Medina, Washington 98039-0164

Dear Mr. Svenson:

        Sunhawk.com Corporation, a Washington corporation (the "Company"), hereby confirms with this letter agreement ("Letter Agreement") its understanding with you ("Consultant") concerning the consulting services that you will provide the Company, as follows:

    1. Services to be Rendered by Consultant.

        During the term of this Letter Agreement, Consultant shall provide consulting services to the Company at such times as Consultant and the Company shall reasonably agree, provided that Consultant shall provide the consulting services for not less than one (1) full business day each month. The consulting services to be provided shall consist of the following:

        (a). Serving as a member of the Company's board of advisors and assisting in the identification and recruitment of other board of advisor members; (b). Advising and where appropriate assisting in the development of the Company's executive management team, corporate infrastructure, and commercial business strategy;

        (c). Introducing, developing and evaluating third-party candidates for strategic alliances or partnerships with the Company;

        (d). Identifying, developing and evaluating potential investment and corporate financing opportunities for the Company; and

        (e). Providing such other duties and responsibilities as the parties shall hereafter agree.

        The consulting services will be performed principally at Consultant's then principal residence; provided that Consultant shall upon reasonable request from time to time meet with principals of the Company, or attend meetings in accordance with the consulting services to be provided herein at a mutually convenient location, including the Company's principal offices, or such other location or locations as the parties shall so agree.

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    2. Compensation.

        (a). As compensation for the consulting services to be performed pursuant to this Letter Agreement, the Company shall issue to Consultant five-year warrants, pursuant to a warrant agreement to be attached hereto as Exhibit A, to purchase 105,000 shares of the common stock of the Company (as adjusted for stock splits and the like) at an exercise price per share equal to the initial public offering price of the common stock of the Company.

        (b). Warrants with respect to 26,250 shares of common stock shall vest upon execution of this Letter Agreement and warrants with respect to 2,188 shares of the common stock of the Company shall vest on the first day of each calendar month over the next 12 months thereafter, commencing on March 1, 2000.

        (c). Warrants with respect to the balance of the shares of common stock (e.g., 52,500) shall vest at any time during the twelve (12) month period commencing on the first anniversary of this Letter Agreement, if the average closing price over any fifteen (15) trading-day period of the common stock of the Company is equal to or exceeds the following:

             Average Closing Price                     Warrants to be Vested
             ---------------------                     ---------------------
                     $24.00                                    10,500
                     $30.00                                    21,000
                     $36.00                                    31,500
                     $42.00                                    42,000
                     $48.00                                    52,500

        For example, if at any time the average closing price during any 15-day trading period during the applicable 12-month period is equal to $48.00, warrants with respect to 52,000 shares of the common stock of the Company shall immediately vest.

        (d). The closing price means the closing bid price for the common stock of the Company as reported in the Wall Street Journal, or, if not applicable, such other national publication as the parties shall so select. A trading day is any business day that the common stock of the Company is actively traded and the results of which are reported.

        (e). Notwithstanding the above, all unvested warrants shall immediately vest upon a "change of control." A change of control shall mean a sale of all or substantially all of the Company's assets, or any merger or consolidation of the Company with or into another corporation, other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.



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    3. Expense Reimbursement.

        The Company shall reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in the performance of Consultant's duties pursuant to this Letter Agreement not to exceed $2,500 per month, unless approved by the Company, and, in addition thereto, reasonable business-class travel and lodging expenses incurred by Consultant in traveling, as agreed with the Company.

    4. Term.

        (a). The term of this Letter Agreement shall be twenty four months (24) months. This Letter Agreement shall terminate upon any of the following: (i) expiration of the term; (ii) the mutual agreement of the parties; (iii) sixty
(60) days notice by Consultant; or (iv) sixty (60) days notice by the Company, for any reason other than bad faith. Bad faith includes the termination of this Letter Agreement, the principal purpose of which is to terminate the continued vesting of Consultant and is unrelated to the failure by Consultant to perform the consulting services or to otherwise achieve the objectives of the parties sought by this Agreement.

        (b). Should Consultant contend that Consultant was terminated in bad faith, then the Company and Consultant shall enter immediately into binding arbitration pursuant to the American Arbitration Rules in effect as of the effective date of this Letter Agreement, the cost of which shall be borne by the nonprevailing party.

        (c). If this Letter Agreement is terminated prior to the vesting of all of the options set forth in paragraph 2 above, any unvested options shall be immediately forfeited and terminated as of the date of termination of this Letter Agreement. All vested options shall be exercisable by Consultant at any time and from time to time within five (5) years from the date of this Letter Agreement. The Company shall remain liable for the reimbursement of any expenses incurred by Consultant pursuant to paragraph 3 hereof prior to the date of termination of this Letter Agreement.

    5. Performance Review.

        Consultant and the chairman or chief executive officer of the Company, or such other senior officer as the Company shall provide, shall meet from time to time at the request of the Company, preferably not less than semi-annually, to review and discuss Consultant's performance under this Letter Agreement.

    6. Confidentiality.

        Consultant recognizes and acknowledges that during the course of Consultant's employment Consultant shall have access to certain information not generally known to the public relating to the business of Company, including the terms of this Letter Agreement ("Confidential Information"). Consultant agrees not to, directly or indirectly, use or disclose to anyone, either during the term of this Letter Agreement or after the termination of this Letter



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Agreement, except in the performance of his duties as described in this Letter
Agreement or with the Company's prior written consent, any Confidential Information of the Company, including the terms of this Letter Agreement, and upon termination of this Letter Agreement for any reason whatsoever, to turn over to the Company all documents and records containing any Confidential Information.

    7. Notices.

        All notices to be given hereunder shall be deemed duly given when delivered by hand in writing, sent by facsimile with written confirmation of receipt or when received if sent by a nationally recognized overnight delivery service as follows:

        If to the Company:

               Sunhawk.com Corporation
               5106 46th Avenue NE
               Seattle, WA 98105
               Facsimile: (206) 728-5929

        With a copy to:

               David Otto
               999 Third Avenue
               Suite 3210
               Seattle, Washington 98104
               Facsimile: (206) 262-0297

        If to Consultant:

               Scott Svenson
               PO Box 164,
               Medina, Washington 98039-0164

        With a copy to

               Peterson Russell Cofano, PLLC
               10900 NE 4th Street, Suite 870
               Bellevue, Washington 98004
               Attn: Patrick Moran
               Facsimile (425) 451-0714

    8. Assignment.

        This Letter Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns. No rights or obligations of Consultant pursuant to



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this Letter Agreement may be assigned or
transferred; provided, however, Consultant may assign any warrants under this Letter Agreement.

     9. Entire Agreement; Amendments.

        This Letter Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Letter Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

    10. Governing Law; Counterparts.

        This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to conflicts of law principles. This Letter Agreement may be executed in counterparts and the executed counterparts shall together constitute a single instrument.

    11. Attorney's Fees.

        In the event of litigation to enforce this Letter Agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees as determined by the court.

    12. Arbitration.

        Any disputes arising out of or from this Letter Agreement or any exhibit referenced herein shall be submitted to binding arbitration for resolution in Seattle, Washington pursuant to the American Arbitration Rules in effect as of the effective date of this Letter Agreement.

                                        Very truly yours,

                                        Sunhawk.com Corporation.



                                        By:   /s/ Marlin J. Eller
                                            -----------------------------------
                                           Name:  Marlin J. Eller
                                           Title: Chairman and CEO

The foregoing is hereby confirmed and accepted as of February 15, 2000.

  /s/ Scott Svenson
-------------------------------
Scott Svenson




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